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Exhibit 99

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
	Contacts:	Media:	Harry Anderson (805) 563-6816
		Investors:	Paul Russell (805) 563-7188
Diana Takvam (805) 563-6883

Tenet Receives DOJ Demand for Information
Regarding Medicare Outlier Payments

        SANTA BARBARA, Calif.—January 2, 2002—Tenet Healthcare Corporation (NYSE: THC) said that it received today an administrative investigative demand subpoena from the Department of Justice seeking documents related to Medicare outlier payments.

        The demand requests documents from Tenet and 19 hospitals owned by its subsidiaries. Fifteen of the 19 hospitals are located in California; the remaining facilities are in Texas, Pennsylvania and Louisiana. The demand focuses on the time period from January 1, 1997 through the present.

        "Given the scrutiny and controversy regarding outlier payments, it is not surprising that the Justice Department is interested in reviewing the matter," said Christi R. Sulzbach, Tenet's chief corporate officer and general counsel.

        The company had previously announced that the Office of Administrative Services of the Department of Health and Human Services had begun an audit of outlier payments to certain hospitals owned by Tenet subsidiaries.

        The company said it would cooperate with DOJ representatives regarding this matter. The investigation is being conducted by the U.S. Attorney's Office for the Central District of California.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,851 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 115,000 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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  Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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  Exhibit 99